Back to 8-K

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”) is made and entered into as of the 1st day of February, 2007, by and between Rubicon Financial Incorporated, a Delaware corporation (“Rubicon”), and Michael Sederoff (“Sederoff”).

W I T N E S S E T H:

WHEREAS, the officers, managers and/or directors of Rubicon are of the opinion that Sederoff has education, experience and/or expertise which is of value to Rubicon and its stockholders, and

WHEREAS, Rubicon and Sederoff desire to enter into this Employment Agreement, pursuant to which Sederoff shall be employed by Rubicon, to set forth the respective rights, duties and obligations of the parties hereto.

NOW THEREFORE, in consideration of the promises and covenants contained herein, and other good and valuable consideration, the receipt and sufficiency of which the parties hereto acknowledge, Rubicon and Sederoff agree as follows:

1.	EMPLOYMENT. Rubicon hereby agrees to employ Sederoff and Sederoff hereby accepts such employment, upon the terms and conditions hereinafter set forth.
2.	TERM. For purposes of this Agreement, “Term” shall mean the original term (as defined in Section 2.1 below), if Renewal Term is initiated, then “Term” shall mean the renewal term period.
2.1	Original Term: The Term of this Agreement shall commence on February 1, 2007 and expire on January 31, 2008, unless sooner terminated pursuant to the terms and provisions herein stated.
2.2

Renewal: At any time prior to the expiration of the Original Term, as stated above, Rubicon and Sederoff may, by mutual written agreement, extend Sederoff’s employment under the terms of this Agreement for such additional periods as they may agree.

3.	COMPENSATION.
3.1

Salary:Rubicon shall pay Sederoff (i) a base salary of Five Thousand Dollars ($5,000) per month from February 1, 2007 through May 31, 2007 and (ii) a base salary of Seven Thousand Dollars ($7,000) per month commencing on June 1, 2007 through January 31, 2008. Such salary shall be payable in accordance with Rubicon’s normal policies but in no event less often than semi-monthly (the “Salary”).

3.2	Restricted Stock Grant: Rubicon shall issue to Sederoff a signing bonus of Fifty Thousand (50,000) shares of Rubicon’s restricted common stock, which shall be issued as follows:
3.2.1	Twenty-Five Thousand (25,000) shares shall be issued within five (5) days of the execution of this Agreement; and
3.2.2

Twenty-Five Thousand (25,000) shares shall be issued on January 31, 2008, assuming Sederoff remains employed by Rubicon for the entire Term of this Agreement. (i.e. – should Sederoff’s employment be terminated, in accordance with Section 6 hereof, the second issuance shall be void and Sederoff will only retain the initial Twenty-Five Thousand (25,000) shares). However, shares shall be earned and accrue on a pro-rata basis and shall be issued accordingly.

The certificates evidencing such shares shall contain the following restrictive legend:

THE SHARES OF STOCK REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, (THE “ACT”), OR THE SECURITIES LAWS OF ANY OTHER JURISDICTION, AND MAY NOT BE SOLD,

TRANSFERRED, PLEDGED, HYPOTHECATED, OR OTHERWISE DISPOSED OF IN ANY MANNER UNLESS THEY ARE REGISTERED UNDER SUCH ACT AND THE SECURITIES LAWS OR ANY APPLICABLE JURISDICTIONS OR UNLESS PURSUANT TO ANY EXEMPTION THEREFROM.

3.3	Stock Option Plan/Stock Purchase Plan: Sederoff shall be eligible to participate in Rubicon’s Stock Option Plans and Stock Purchase Plans, if any, during the term of employment.
4.	SEDEROFF BENEFITS.
4.1

General Benefits: Sederoff shall be entitled to receive or participate in all benefit plans and programs of Rubicon currently existing or hereafter made available to executives or senior management of Rubicon, including but not limited to, dental and medical insurance, pension and profit sharing plans, 401(k) plans, incentive savings plans, stock option plans, group life insurance, and other fringe benefits.

4.2

Vacation: Sederoff shall be entitled during each twelve (12) month period during the Term of this Agreement to a vacation of two (2) weeks during which time Sederoff’s compensation will be paid in full. Unused days of vacation will be compensated in accordance with Rubicon’s policy as established by Rubicon from time to time. Sederoff may take the vacation periods at any time during the year as long as Sederoff schedules time off as to not create hardship on Rubicon. In addition, Sederoff shall have such other days off as shall be determined by Rubicon and shall be entitled to paid sick leave and paid holidays in accordance with Rubicon’s policy.

5.	DUTIES/SERVICE
5.1

Position: Sederoff is employed as Chief Operating Officer and Chief Financial Officer and shall perform such services and duties as are defined in Addendum A, Job Description, attached hereto, and as are normally associated with such position, subject to the direction, supervision and rules and regulations of Rubicon.

5.2	Place of Employment: The place of Sederoff’s employment and the performance of Sederoff’s duties will be at Rubicon’s corporate headquarters or at such location as agreed upon by Rubicon and Sederoff.
5.3

Extent of Services: Sederoff shall at all times and to the best of his ability perform his duties and obligations under this Agreement in a reasonable manner consistent with the interests of Rubicon. The precise services of Sederoff may be extended or curtailed, from time to time at the discretion of Rubicon, and Sederoff agrees to render such different and/or additional services of a similar nature as may be assigned from time to time by Rubicon.

5.3.1       Except as otherwise agreed by Rubicon and Sederoff in writing, it is expressly understood and agreed that Sederoff’s employment is fulltime and of a critical nature to the success of Rubicon and is therefore exclusive. Sederoff may not be employed by other entities or otherwise perform duties and undertakings on behalf of others or for his own interest unless pre-approved by the Board of Directors. Rubicon acknowledges that Sederoff presently, or may in the future, serve on the Board of Directors of other companies and such action shall not be a breach of this section; provided, however, that such companies either: (a) are listed on Addendum B, attached hereto; or (b) do not compete with Rubicon or interfere with the performance of Sederoff’s duties pursuant to this Agreement, as determined in the reasonable judgment of the Board of Directors. Unless otherwise agreed by Rubicon and Sederoff in writing, employment of Sederoff at less than full time shall not affect the vesting of the Option Shares pursuant to this Agreement.

5.3.2        Additionally, Rubicon recognizes that Sederoff has, or may have in the future, non-passive equity positions in other companies, which either: (a) are listed on Addendum B attached hereto; or (b) do not compete with Rubicon in the reasonable judgment of the Board of Directors. Rubicon recognizes that such equity positions may occasionally require some limited attention from Sederoff during normal business hours. However, Sederoff agrees that if such time is considered excessive by the Board of Directors, Sederoff shall be so advised and noticed by Rubicon and Sederoff shall be required to make appropriate adjustments to ensure his duties and obligations under this Agreement are fulfilled.

6.

TERMINATION. The Term of this Agreement shall end upon its expiration pursuant to Section 2 hereof, provided that this Agreement shall terminate prior to such date: (a) upon Sederoff’s resignation, death or permanent disability or incapacity; or (b) by Rubicon at any time for “Cause” (as defined in Section 6.4 below) or without Cause.

6.1

BY RESIGNATION. If Sederoff resigns with “Good Reason” (as defined below), this Agreement shall terminate but, Sederoff shall continue to receive, for a one-month period, Sederoff’s Salary payable in periodic installments on Rubicon’s regular paydays, at the rate then in effect. For purposes of this Agreement, “Good Reason” shall mean: (i) the assignment to Sederoff of duties substantially and materially inconsistent with the position and nature of Sederoff’s employment, the substantial and material reduction of the duties of Sederoff which is inconsistent with the position and nature of Sederoff’s employment, or the change of Sederoff’s title indicating a substantial and material change in the position and nature of Sederoff’s employment; or (ii) a reduction in compensation and benefits that would substantially diminish the aggregate value of Sederoff’s compensation and benefits without Sederoff’s written consent. If Sederoff resigns without Good Reason, Sederoff shall be entitled to receive Sederoff’s Salary only through the date of such resignation.

6.2

BY REASON OF INCAPACITY OR DISABILITY: If Sederoff becomes so incapacitated by reason of accident, illness, or other disability that Sederoff is unable to carry on substantially all of the normal duties and obligations of Sederoff under this Agreement for a continuous period of thirty (30) days (the “Incapacity Period”), this Agreement shall terminate For purposes of the foregoing, Sederoff’s permanent disability or incapacity shall be determined in accordance with Rubicon’s disability insurance policy, if such a policy is then in effect, or if no such policy is then in effect, such permanent disability or incapacity shall be determined by Rubicon’s Board of Directors in its good faith judgment based upon Sederoff’s inability to perform normal and reasonable duties and obligations.

6.3

BY REASON OF DEATH: If Sederoff dies during the Term of this Agreement, Rubicon shall pay to the estate of Sederoff any earned Salary only through the date of Sederoff’s death. Other death benefits, if any, will be determined in accordance with the terms of Rubicon’s benefit plans and programs.

6.4

FOR CAUSE. If the Term of this Agreement is terminated by Rubicon for Cause Sederoff shall be entitled to receive Sederoff’s Salary only through the date of termination. However, if a dispute arises between Rubicon and Sederoff that is not resolved within sixty (60) days and neither party initiates arbitration proceedings pursuant to Section 11.8, Rubicon shall have the option to pay Sederoff the lump sum of two (2) months base of Sederoff’s Salary at the time of termination (the “Severance Payment”) rather than Sederoff’s Salary through the date of termination. Such determination to pay the Severance Payment in lieu of Sederoff’s Salary shall be made in the reasonable judgment of the Board of Directors. If Rubicon elects to make a payment to Sederoff of the Severance Payment, the parties hereto agree that such payment and the payment provided by Section 6.6 shall be Sederoff’s complete and exclusive remedy for such a termination for Cause. For purposes of this Agreement, “Cause” shall mean: (i)

any act of dishonesty or fraud with respect to Rubicon; (ii) the commission by Sederoff of a felony, a crime involving moral turpitude or other act causing material harm to Rubicon’s standing and reputation; (iii) Sederoff’s continued material failure to perform Sederoff’s duties to Rubicon after ten (10) days’ written notice thereof to Sederoff; or (iv) gross negligence or willful misconduct by Sederoff with respect to Rubicon. Rubicon shall provide Sederoff, within ten (10) days of becoming aware of a “For Cause” breach, written notice, which shall include written documentation, if any, of the “For Cause” breach, as defined above. Upon receipt of the written notice, Sederoff shall have ten (10) days to respond to Rubicon’s notice and attempt to cure or resolve the “For Cause” breach.

6.5

WITHOUT CAUSE. If, during the Term of this Agreement, Rubicon terminates Sederoff’s employment without Cause, Sederoff shall be entitled to receive, for a two-month period, Sederoff’s Base Salary, payable in periodic installments on Rubicon’s regular paydays, at the rate then in effect.

7.	Trade Secrets and Confidentiality:
7.1

Nondisclosure. Without the prior written consent of Rubicon, Sederoff shall not, at any time, either during or after the term of this Agreement, directly or indirectly, divulge or disclose to any person, firm, association, or corporation, or use for Sederoff’s own benefit, gain, or otherwise, any customer lists, plans, products, data, results of tests and data, or any other trade secrets or confidential materials or like information (collectively referred to as the “Confidential Information”) of Rubicon and/or its Affiliates, as hereinafter defined, it being the intent of Rubicon, with which intent Sederoff hereby agrees, to restrict Sederoff from disseminating or using any like information that is unpublished or not readily available to the general public.

7.1.1

Definition of Affiliate. For purposes of this Agreement, the term “Affiliate” shall mean any entity, individual, firm, or corporation, directly or indirectly, through one or more intermediaries, controlling, controlled by, or under common control with Rubicon.

7.2

Return of Property. Upon the termination of this Agreement, Sederoff shall deliver to Rubicon all lists, books, records, data, and other information (including all copies thereof in whatever form or media) of every kind relating to or connected with Rubicon or its Affiliates and their activities, business and customers.

7.3

Notice of Compelled Disclosure. If, at any time, Sederoff becomes legally compelled (by deposition, interrogatory, request for documents, subpoena, civil investigative demand, or similar process or otherwise) to disclose any of the Confidential Information, Sederoff shall provide Rubicon with prompt, prior written notice of such requirement so that Rubicon may seek a protective order or other appropriate remedy and/or waive compliance with the terms of this Agreement. In the event that such protective order or other remedy is not obtained, that Rubicon waives compliance with the provisions hereof, Sederoff agrees to furnish only that portion of the Confidential Information which Sederoff is advised by written opinion of counsel is legally required and exercise Sederoff’s best efforts to obtain assurance that confidential treatment will be accorded such Confidential Information. In any event, Sederoff shall not oppose action by Rubicon to obtain an appropriate protective order or other reliable assurance that confidential treatment will be accorded the Confidential Information.

7.4

Assurance of Compliance. Sederoff agrees to represent to Rubicon, in writing, at any time that Rubicon so request, that Sederoff has complied with the provisions of this section, or any other section of this Agreement.

8.	RETURN OF RUBICON PROPERTY: Sederoff agrees that upon any termination of his employment, Sederoff shall return to Rubicon within a reasonable time not to exceed two (2)

weeks, any of Rubicon’s property in his possession or under his control, including but not limited to, computer/office automation equipment, records and names, addresses, and other information with regard to customers or potential customers of Rubicon with whom Sederoff has had contact or done business.

9.	RELATIONSHIP OF PARTIES: The parties intend that this Agreement create an Employee-Employer relationship between the parties.
10.

NOTICES: All notices, required and demands and other communications hereunder must be in writing and shall be deemed to have been duly given when personally delivered or when placed in the United States Mail and forwarded by Registered or Certified Mail, Return Receipt Requested, postage prepaid, or when forwarded via reputable overnight carrier, addressed to the party to whom such notices is being given at the following address:

As to Rubicon:	Rubicon Financial Incorporated 19200 Von Karman, Suite 350 Irvine, CA 92612 Attn: Chief Executive Officer

As to Sederoff:	Michael Sederoff 5 Summerwind Newport Beach, CA 92663-2309

Address Change: Any party may change the address(es) at which notices to it or him, as the case may be, are to be sent by giving the notice of such change to the other parties in accordance with this Section 10.

11.	MISCELLANEOUS:
11.1

Entire Agreement. This Agreement and the Addendums hereto contain the entire agreement of the parties. This Agreement may not be altered, amended or modified except in writing duly executed by the parties.

11.2	Assignment. Neither party, without the written consent of the other party, can assign this Agreement.
11.3	Binding. This Agreement shall be binding upon and inure to the benefit of the parties, their personal representative, successors and assigns.
11.4	No Waiver. The waiver of the breach of any covenant or condition herein shall in no way operate as a continuing or permanent waiver of the same or similar covenant or condition.
11.5

Severability. If any provision of this Agreement is held to be invalid or unenforceable for any reason, the remaining provisions will continue in full force without being impaired or invalidated in any way. The parties hereto agree to replace any invalid provision with at valid provision which most closely approximates the intent of the invalid provision.

11.6	Interpretation. This Agreement shall not be construed more strongly against any party hereto regardless of which party may have been more responsible for the preparation of Agreement.
11.7	Governing Law. This Agreement shall be governed by and construed under the laws of the State of California, without reference to the choice of law principles thereof.
11.8	Arbitration.

11.8.1

Any controversy, dispute or claim of whatever nature in any way arising out of or relating to Sederoff’s employment with Rubicon, including, without limitation (except as expressly excluded below in Section 11.8.2) any claims or disputes by Sederoff against Rubicon, or by Rubicon against Sederoff, concerning, arising out of or relating to the separation of that employment; any other adverse personnel action by Rubicon; any federal, state or local law, statute or regulation prohibiting employment discrimination or harassment; any public policy; any Rubicon disciplinary action; any Rubicon decision regarding a Rubicon policy or practice, including but not limited to Sederoff’s compensation or other benefits; and any other claim for personal, emotional, physical or economic injury (individually or collectively, “Covered Claims”) shall be resolved, at the request of any party to this Agreement, by final and binding arbitration in Santa Ana, California before Judicial Arbitration Mediation Services (“JAMS”) in accordance with JAMS’ then-current policies and procedures for arbitration of employment disputes.

11.8.2

The only claims or disputes excluded from binding arbitration under this Agreement are the following: any claim by Sederoff for workers’ compensation benefits or for benefits under a Rubicon plan that provides its own arbitration procedure; and any claim by either party for equitable relief, including but not limited to, a temporary restraining order, preliminary injunction or permanent injunction against the other party.

11.8.3

This agreement to submit all Covered Claims to binding arbitration in no way alters the exclusivity of Sederoff’s remedy under Section 6.5 in the event of any termination without Cause or the exclusivity of Sederoff’s remedy under Section 6.4 in the event of any termination with Cause, and does not require Rubicon to provide Sederoff with any type of progressive discipline.

11.9

Titles. Titles to the sections of this Agreement are solely for the convenience of the parties and shall not be used to explain, modify, simplify, or aid in the interpretation of the provisions of this Agreement.

11.10	Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but together which shall constitute one and the same instrument.

[BALANCE OF PAGE INTENTIONALLY LEFT BLANK]

{SIGNATURE PAGE TO FOLLOW}

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first written above.

Rubicon:	Rubicon Financial Incorporated

a Delaware corporation

By: /s/ Joseph Mangiapane, Jr.
Joseph Mangiapane, Jr., CEO

Sederoff:

By: /s/ Michael Sederoff
Michael Sederoff

ADDENDUM A

Job Description for Michael Sederoff

Job Title:	Chief Operating Officer and Chief Financial Officer
Department:	Executive
Reports To:	Chief Executive Officer

SUMMARY

The Chief Financial Officer (CFO) - is responsible for planning, organizing, staffing, and managing all Rubicon’s financial functions, such as procurement, Human Resources, accounting practice, and investment of funds. The CFO manages Rubicon’s relationships with lending institutions, shareholders, and essential members of the financial community and is accountable to the CEO for the results of such functions and performance of all assigned employees -- providing such legal documents, financial filings, reports, and information as required by Rubicon, by its Board of Directors, or by law.

The Chief Operating Officer (COO) is responsible for planning, organizing, staffing, and managing Rubicon’s daily operations. The COO develops the formal requirements, performance specifications, and metrics for assessing the operational effectiveness of these processes and, as directed by the CEO, develops strategies for sustaining this effectiveness in line with corporate goals.

Assists in preparing an annual business plan and budget for Rubicon’s operations and works in cooperation with the other executives for the orderly and efficient operation of Rubicon’s business

Aids CEO in formulating and administering Rubicon policies and performs the following duties personally or through subordinate managers/employees.

ESSENTIAL DUTIES AND RESPONSIBILITIES include the following. Other duties may be assigned.

•	ANALYZE, CRITIQUE AND REVIEW ALL MONTHLY, QUARTERLY AND ANNUAL FINANCIAL STATEMENTS. COMPLY WITH SARBANES OXLEY ACT AND SIGN OFF ON ALL CERTIFICATIONS FOR Q’S AND K’S WITH RESPECT TO SOX

•	SPEARHEAD THE ANNUAL BUDGET AND 3,5 YEAR BUSINESS PLANS

•	ASSIST IN THE HIRING/FIRING/ DEMOTIONS AND PROMOTIONS OF KEY MANAGEMENT PERSONNEL

A-1

•	ENSURE COMPLIANCE WITH ALL STATE AND FEDERAL AGENCIES: I.E. DOI, DOC,SEC, DRE, FTB, IRS ETC.

•	PREPARE BOD’S AND SHAREHOLDER’S MEETINGS

•	REVIEW ALL Q’S AND K’S FOR/ WITH ALL ATTORNEYS, AUDITORS, MANAGEMENT, BOD ETC.

•	SET UP PROPER BANK ACCOUNTS

•	SET UP PROPER PAYROLL ACCOUNTS INCLUDING ANNUAL 1099-MISC. FOR PARENT AND ALL SUBS.

•	REVIEW THE PROCEDURES AND PREPARATION OF THE MONTHLY CONSOLIDATION REPORTS.

•	REVIEW THE PROCEDURES AND PREPARATION OF YEAR END FINANCIAL “CLOSE” FOR PARENT AND SUBS SUBJECT TO SEC AND REPORTING AGENCIES REQUIREMENTS.

•	MONTHLY CFO LETTER TO MANAGEMENT AND BOD

•	ASSIST IN NEGOTIATIONS OF M&A DEALS

•	ANALYZE AND CRITIQUE FINANCIAL’S OF POTENTIAL M&A CANDIDATES

•	MANAGE COMPLETE OPERATIONS OF THE COMPANY’S HEADQUARTERS AND WHOLLY OWNED SUBSIDIARIES

•	WRITE Q’S AND K’S MD&A

•	SPEARHEAD THE NEGOTIATIONS OF ALL CONTRACTS

•	LEGAL ISSUES

•	OTHER RESPONSIBILITIES AND DUTIES DEEMED NECESSARY BY CEO AND BOD

A-2

ADDENDUM B

Approved Non-Rubicon Financial Incorporated

Business Activity Exemptions

Description of Business Activity
1.	NONE

B-1